                                                                    EXHIBIT 3.41

                          CERTIFICATE OF INCORPORATION

                                       OF

                            IT KOREA SERVICES, INC.

FIRST:    The name of the corporation is: IT Korea Services, Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801, and the name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the corporation shall have authority to issue is one thousand (1,000), and each such share shall have a par value of One Cent ($0.01).

FIFTH: The name and mailing address of the incorporator of the corporation is:

                           James M. Redwine, Esquire
                           IT Corporation
                           2790 Mosside Boulevard
                           Monroeville, PA  15146


SIXTH: The board of directors is authorized to make, alter or repeal the bylaws of the corporation. Election of directors need not be by written ballot.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of January, 1999.


                                 /s/ James M. Redwine
                                 -----------------------------------------
                                 James M. Redwine
                                 Sole Incorporator